EXHIBIT 99.1

FOR IMMEDIATE RELEASE

January 7, 2004

GEMSTAR-TV GUIDE INTERNATIONAL NAMES DOUG MACRAE

PRESIDENT, TV GUIDE CONSUMER ELECTRONICS

LOS ANGELES, CA – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced today that it has promoted Doug Macrae (44) to president, TV Guide Consumer Electronics, effective immediately. Mr. Macrae had previously been president of TV Guide On Screen, the Company’s North American consumer electronics division. Mr. Macrae will continue to report to Jeff Shell, Gemstar-TV Guide’s chief executive officer, who made today’s announcement.

In this newly-created role, Mr. Macrae will oversee Gemstar-TV Guide’s consumer electronics businesses worldwide, including its interactive program guides (IPGs) and Plus Code recording systems, all designed for incorporation into consumer electronics products such as televisions, video cassette recorders, digital video recorders (DVRs), and DVD recorders. TV Guide Consumer Electronics develops and markets IPGs and Plus Code products for nearly 40 countries across North America, Europe and Asia, and has product licensing agreements with major consumer electronics manufacturers around the world.

“Gemstar-TV Guide’s Consumer Electronics division represents a tremendous growth opportunity for the Company, and Doug’s skills and experience make him ideally suited to lead that growth,” said Mr. Shell. “Doug has been extremely successful running our consumer electronics business for North America, working closely with leading consumer electronics manufacturers to integrate our products into digital televisions and recorders. Doug’s understanding of technology and the consumer electronics industry will be critical to mining the potential in this business as the worldwide television market quickly transitions to digital.”

“This is an exciting opportunity for me to build on my years of experience in consumer electronics and work with the Company’s excellent teams worldwide to continue growing this business,” said Mr. Macrae. “While we have enjoyed tremendous success in North America recently, our businesses in Europe and Asia are also taking off and represent great potential for the Company. As the television market goes digital, it is our goal to have our interactive program guides built into digital televisions and recorders throughout the world.”

Mr. Macrae’s new role unites management of all Gemstar-TV Guide’s consumer electronics businesses worldwide, including: TV Guide On Screen, based in Boston; Gemstar Europe, with offices in Luxembourg and London; Gemstar Multimedia, based in Tokyo; Gemstar Technology Development Limited, based in Hong Kong, and Norpak Corporation, based in Ottawa. The Company’s worldwide IPG brands include TV Guide On Screen®, Guide Plus+® and G-Guide. Plus Code brands include VCR Plus+®, Show View®, Video Plus+® and G-Code.

The Company also announced today that Mr. Macrae has resigned from the Gemstar-TV Guide Board of Directors, effective immediately. Mr. Macrae has served on the board from 1997 through 2003. Mr. Macrae’s resignation from the Gemstar-TV Guide board furthers the Company’s commitment to independence on its Board. In addition, it will allow Mr. Macrae to focus on his expanded responsibilities managing the Company’s growing consumer electronics businesses.

TV Guide Consumer Electronics’ IPGs are built directly into consumer electronics products, and deliver interactive on-screen program listings that enable viewers to quickly and easily navigate, sort, select, and schedule television programming for viewing and recording, all with simple remote control commands. The guides require no subscriptions or special connections and are available at no extra cost to the consumer. Gemstar-TV Guide’s patented technology delivers continuously updated program listings to users, regardless of whether they receive their television signal via cable or over-the-air broadcast.

TV Guide’s Consumer Electronics business has gained momentum over the past year, reflecting the importance of the company’s IPG products in the worldwide transition from analog to digital television. Over the past year, Gemstar-TV Guide’s Consumer Electronics division reached agreements for its consumer electronics guide in North America with companies including JVC, Matsushita (Panasonic), Philips, Samsung, Sharp, Thomson (makers of the RCA, GE and Scenium brands), and, most recently, LG Electronics. In Japan, Gemstar-TV Guide’s Consumer Electronics division introduced G-Guide one year ago and since has entered into agreements with JVC, Matsushita, Mitsubishi, Sharp, and Sony. In Europe, Gemstar-TV Guide’s Consumer Electronics division now operates its Guide Plus+ IPG in the United Kingdom, France, Germany, Spain, Netherlands, Austria, Switzerland and Belgium.

Mr. Macrae joined Gemstar-TV Guide in December 1996, upon the Company’s acquisition of VideoGuide, Inc. Founded in 1993 by Mr. Macrae, VideoGuide pioneered a set-top product sold through major consumer electronics retailers featuring a subscription-based IPG, which offered interactive television listings information, news and sports services.

From 1996 to 2002, as president of VideoGuide and chief technology officer for Gemstar-TV Guide, Mr. Macrae directed the product development of Gemstar-TV Guide’s consumer electronics products for North America. During that time, the Company successfully introduced the Guide Plus+ branded IPG for integration into televisions which now has an installed base of more than 12 million units.

Prior to founding VideoGuide, Mr. Macrae established General Computer, a company that began as a video game design firm. In 1981, Mr. Macrae created Ms. Pac-Man, the most successful arcade game ever sold. Under Mr. Macrae’s leadership, General Computer designed and licensed more than 70 video games.

About Gemstar-TV Guide International, Inc.

TV Guide Consumer Electronics is a division of Gemstar-TV Guide International, Inc. Gemstar-TV Guide International, Inc., is a leading media and technology company that develops, licenses, markets and distributes technologies, products and services targeted at the television guidance and home entertainment needs of consumers worldwide. The Company’s businesses include: television media and publishing properties; interactive program guide services and products; and technology and intellectual property licensing. Additional information about the Company can be found at www.gemstartvguide.com.

Except for historical information contained herein, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including risks and uncertainties related to the Company’s transition to a new management and corporate governance structure; an ongoing SEC investigation and pending litigation; the timely availability and acceptance of new products; the impact of competitive products and pricing; and the other risks detailed from time to time in the Company’s SEC reports, including the most recent reports on Forms 10-K, 8-K and 10-Q, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

Note to Editors: Gemstar-TV Guide and TV Guide On Screen are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. The names of other companies and products used herein are for identification purposes only and may be trademarks of their respective owners.

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Contacts:

Georgia Juvelis, 212-626-2564, georgia.juvelis@tvguide.com(media)

Amanda Tappen, 212-852-7333 amanda.tappen@tvguide.com (analysts)

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